Exhibit 99.1

NexTier Announces Third Quarter 2022 Financial and Operational Results, Initiates Shareholder Return Program

HOUSTON, Texas (October 25, 2022) - NexTier Oilfield Solutions Inc. (NYSE: NEX) (“NexTier” or the “Company”) today reported third quarter 2022 financial and operational results and announced a $250 million shareholder return program.
Third Quarter 2022 Results and Recent Highlights
•Initiates shareholder return program with share repurchase authorization of up to $250 million through December 31, 2023
•Total revenue of $896.0 million, a 6% sequential increase and up 128% year-over-year
•Net income of $104.7 million ($0.42 per diluted share), compared to $68.5 million ($0.27 per diluted share) in the prior quarter and net loss of $44.0 million in third quarter of 2021
•Adjusted net income(1) of $129.5 million ($0.52 per diluted share), compared to $98.5 million ($0.39 per diluted share) in the prior quarter and adjusted net loss of $24.3 million in third quarter of 2021
•Adjusted EBITDA(1) of $194.8 million, including a $10.5 million gain on the sale of assets, compared to $165.9 million in the prior quarter and $27.8 million in third quarter of 2021
•Net cash from operations of $163.8 million and free cash flow(1) of $132.6 million, including $21.6 million in proceeds from the coiled tubing asset sale.
•Exited third quarter of 2022 with total liquidity of $621.7 million, including $250.2 million of cash and undrawn ABL; no term loan maturities until 2025

Management Commentary
“NexTier’s third quarter was another record setting quarter with milestones achieved in adjusted earnings per share, adjusted EBITDA, and free cash flow,” commented Robert Drummond, President and Chief Executive Officer of NexTier. “Demand for our services was strong even before the announced OPEC production cuts, and customer behavior was unaffected by recent commodity volatility. We’re confident that supply and demand dynamics should remain supportive as we continue efforts to recapture Covid related pricing concessions throughout 2023, while demonstrating disciplined leadership in the well completions industry. Further, given the current extreme tightness in the frac market, our equipment will likely remain highly utilized even in a less optimistic demand scenario.”
“We are seeing the rewards from our intense focus on capital discipline and maximizing returns, and we continue to believe that focusing on these core values is the best path forward for NexTier and our shareholders,” said Kenny Pucheu, Executive Vice President and Chief Financial Officer of NexTier. “These ongoing commitments and a constructive outlook will allow NexTier to reward our shareholders with the reinstatement of a meaningful return of capital program early in the cycle, and we believe our detailed capital allocation framework provides a winning roadmap for maximizing value creation for the company and our shareholders through the cycle.”
Third Quarter 2022 Financial Results
Revenue totaled $896.0 million in the third quarter of 2022, compared to $842.9 million in the second quarter of 2022, and $393.2 million in the third quarter of 2021. The sequential improvement in revenue was primarily driven by improved net and gross pricing, efficiency gains, and continued progress in our wellsite integration strategy. As an offset to the aforementioned sequential gains, we had a fire on one of our Simul frac fleets, which damaged a portion of the fleet. The impact of this downed fleet, in addition to the carrying and re-activation costs, impacted results by approximately $5 to $6 million during the quarter.
Net income totaled $104.7 million, or $0.42 per diluted share, in the third quarter of 2022, compared to net income of $68.5 million, or $0.27 per diluted share, in the second quarter of 2022. Adjusted net income totaled $129.5 million, or $0.52 per diluted share, in the third quarter of 2022, compared to adjusted net income of $98.5 million, or $0.39 per diluted share, in the second quarter of 2022.
Selling, general and administrative expense (“SG&A”) of $37.4 million in the third quarter of 2022, compared to $35.9 million in the second quarter of 2022. Adjusted SG&A(1) totaled $29.2 million in the third quarter of 2022, compared to adjusted SG&A of $27.4 million in the second quarter of 2022.
Adjusted EBITDA totaled $194.8 million in the third quarter of 2022, compared to adjusted EBITDA of $165.9 million in the second quarter of 2022, and $27.8 million in the third quarter of 2021.
Third Quarter 2022 Management Adjustments
EBITDA(1) for the third quarter of 2022 was $170.0 million. When excluding net management adjustments of $24.8 million, adjusted EBITDA for the third quarter was $194.8 million. Management adjustments included $7.1 million in non-cash stock compensation expense, $27.5 million in acquisition, integration, and expansion costs mostly related to the revaluation of the earnout for the Alamo acquisition, a net of $1.2 million in other adjustments, partially offset by $11.0 million related to a gain on estimated insurance recovery in excess of book value from the fire.
Completion Services
Revenue in our Completion Services segment totaled $857.8 million in the third quarter of 2022, compared to $801.0 million in the second quarter of 2022. Adjusted gross profit(1) in this segment totaled $205.7 million in the third quarter of 2022, compared to $184.7 million in the second quarter of 2022.
During the third quarter of 2022, the Company did not deploy any additional horsepower to its Completions Services fleet.
Well Construction and Intervention Services
Revenue in our Well Construction and Intervention Services segment, totaled $38.3 million in the third quarter of 2022, compared to $41.9 million in the second quarter of 2022. The sequential decline was the result of the sale of the coiled tubing assets during the quarter, with the cement business seeing improved results, sequentially. Adjusted gross profit in this segment totaled $7.6 million in the third quarter of 2022, compared to adjusted gross profit of $8.3 million in the second quarter of 2022.
Balance Sheet and Capital
Total debt outstanding as of September 30, 2022 was $364.8 million, net of debt discounts and deferred financing costs and excluding finance lease obligations. As of September 30, 2022, total available liquidity was $621.7 million, comprised of cash of $250.2 million and $371.5 million of available borrowing capacity under our asset-based credit facility, which remains undrawn.
Total cash provided by operating activities during the third quarter of 2022 was $163.8 million and cash used by investing activities was $31.2 million, excluding the $27.2 million in cash used in acquisitions, mostly from the purchase of CIG’s last mile logistics business, resulting in a positive free cash flow of $132.6 million in the second quarter of 2022.
Shareholder Return Program
NexTier’s Board of Directors has authorized a shareholder return program including approval to initiate share repurchases under which the Company may use a total of up to $250 million between now and December 31, 2023. This represents approximately 9% of NexTier’s market capitalization based on the current share price.
“We believe our capital allocation framework will allow us to responsibly invest in our business to sustain our fleet and transition to a fully natural gas powered and electric fleet over time, while also funding avenues for non-frac growth through our wellsite integration strategy,” said Mr. Drummond. “It is clear to us that last cycle’s playbook did not work, and we do not intend to repeat the growth at all cost strategy the industry has taken in prior cycles. We see balance sheet stability, disciplined spending, and shareholder returns as the model to deliver long-term value creation. We intend to return at least half of our free cash flow to investors annually. This strategy should endure through the cycle and allow us to both strengthen our business and reward our shareholders.”
The share repurchase program may be executed from time to time in open market transactions, through block trades, in privately negotiated transactions, through derivative transactions, through 10b5-1 plans, or by other means. The amount, timing and terms of any share repurchases will be determined based on prevailing market conditions and other factors, including applicable black-out periods. The share repurchase program does not obligate NexTier to purchase any shares of common stock during any period and the program may be modified or suspended at any time at NexTier’s discretion. The Company expects to fund the repurchases by using cash on hand and expected free cash flow to be generated through December 31, 2023. The company will continue to evaluate all available options for returning capital to shareholders through the cycle, including potential future dividends.
Capital Allocation Framework and Updated Investor Presentation

NexTier is committed to capital discipline and intends to return a sizeable portion of its free cash flow to investors. The Company’s capital allocation strategy is guided by the following principles:
(i) Maintaining a strong balance sheet that prioritizes a clear path to net debt zero and strong liquidity;
(ii) Capital expenditures through the cycle of 8-9% of revenue, annually, which we believe is sufficient to maintain the fleet, transition to natural gas and electric power over time, and grow our wellsite integration strategy;
(iii) Target a return of at least half of our free cash flow to shareholders annually, and;
(iv) Retain some balance sheet flexibility to participate in opportunistic M&A transactions and/or increase the shareholder return program with a focus on maximizing returns.
NexTier will discuss its capital allocation framework in more detail on its third quarter of 2022 earnings conference call.
NexTier’s detailed capital allocation framework can be found in an Investor Presentation that can be accessed through the link below, or from the Investor Relations page on our website at www.nextierofs.com.
https://investors.nextierofs.com/image/October+2022+Investor+Presentation.pdf

The contents of the website and the Investor Presentation are not incorporated by reference into this release.
Outlook
Industry fundamentals remain positive during the fourth quarter of 2022, with strong demand and minimal calendar whitespace in a sold out frac market. Historically, the fourth quarter carries uncertainty related to customer budget exhaustion, winter weather, and holiday slowdowns that can create unanticipated downtime late in the quarter.
For the fourth quarter of 2022 we anticipate revenue will be down 2-4%, sequentially, a function of these seasonal factors. We expect another strong quarter of profitability and free cash flow to exit the year.
Capital expenditures for the fourth quarter of 2022 are expected to be approximately $75 to $85 million. The additional budgetary spend will mainly fund increased major components inventory to sustain the fleet, approximately $18 million to fund the replacement horsepower lost in the fire that will be reimbursed in the fourth quarter by insurance proceeds, and accelerate Power Solutions capacity already sold into the market. With the budgeted fourth quarter capital spend and expected strong profitability in the fourth quarter, we still expect to surpass our free cash flow target of at least $225 million in 2022.
Our 2023 capital expenditure budget is $350 million. We expect to spend roughly 2/3 of our 2023 capital expenditure budget to fund maintenance on our existing asset base, while transitioning the fleet to natural gas/electric powered, sufficient for us to maintain our market share, responsibly, over the coming years. The remaining roughly 1/3 will target growth in our wellsite integration services, including Power Solutions and NexMile Logistics, as well as to fund internal high-return projects that lower costs and/or raise efficiency.
Mr. Drummond concluded, “For too long, global energy policies have ignored what many of us in the industry have been saying, that underinvestment in oil and gas would one day lead to a spike in energy prices. Renewable sources of energy are not yet nearly sufficient to replace fossil fuels as the primary source of energy around the world, and higher oil and gas production will be needed over the long-term in order to help solve the current inflationary crisis. We believe US shale must play a big role in balancing global energy needs. For NexTier, this backdrop should create a strong multi-year demand cycle as we look to help re-establish a more sustainable oil and gas production trajectory while restoring investor confidence in the sector.”
Coil Tubing asset sale
As previously disclosed, on August 1, 2022 the Company completed the sale of its coil tubing assets to Gladiator Energy for a cash purchase price of $21.55 million.
Last Mile Logistics asset acquisition
As previously disclosed, on August 3, 2022 the Company completed the acquisition of last mile logistics assets from CIG Logistics for an aggregate purchase price of (i) approximately $27 million in cash paid at closing plus (ii) 500,000 shares of common stock, par value $0.01 per share.
Conference Call Information

On October 26, 2022, NexTier will hold a conference call for investors at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss third quarter 2022 financial and operating results. Hosting the call will be Robert Drummond, President and Chief Executive Officer and Kenneth Pucheu, Executive Vice President and Chief Financial Officer. The call can be accessed via a live webcast accessible on the IR Event Calendar page in the Investor Relations section of our website at www.nextierofs.com, or live over the telephone by dialing (855) 560-2574, or for international callers, (412) 542-4160 and referencing NexTier Oilfield Solutions. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers, (412) 317-0088. The passcode for the replay is 6726751. The replay will be available until November 2, 2022. An archive of the webcast will be available shortly after the call on our website at www.nextierofs.com for twelve months following the call.
About NexTier Oilfield Solutions
Headquartered in Houston, Texas, NexTier is an industry-leading U.S. land oilfield service company, with a diverse set of well completion and production services across active and demanding basins. Our integrated solutions approach delivers efficiency today, and our ongoing commitment to innovation helps our customers better address what is coming next. NexTier is differentiated through four points of distinction, including safety performance, efficiency, partnership and innovation. At NexTier, we believe in living our core values from the basin to the boardroom, and helping customers win by safely unlocking affordable, reliable and plentiful sources of energy.
(1)Non-GAAP Financial Measures. The Company has included in this press release or discussed on the conference call described above certain non-GAAP financial measures, some of which are calculated on segment basis or product line basis. These measurements provide supplemental information which management believes is useful to analysts and investors to evaluate our ongoing results of operations, when considered alongside GAAP measures such as net income and operating income. You should not consider them in isolation from, or as a substitute for, analysis of our results under GAAP.
Non-GAAP financial measures include EBITDA, adjusted EBITDA, adjusted gross profit, adjusted net income, adjusted net income per share, free cash flow, adjusted SG&A, and net debt. These non-GAAP financial measures exclude the financial impact of items management does not consider in assessing the Company’s ongoing operating performance, and thereby facilitate review of the Company’s operating performance on a period-to-period basis. Other companies may have different capital structures, and comparability to the Company’s results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA, adjusted EBITDA, adjusted gross profit, adjusted SG&A, adjusted net income, and adjusted net income per share provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company believes free cash flow is important to investors in that it provides a useful measure to assess management's effectiveness in the areas of profitability and capital management.
For a reconciliation of these non-GAAP measures, please see the tables at the end of this press release. Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items, particularly with estimates for certain contingent liabilities, and estimating non-cash unrealized fair value losses and gains which are subject to market variability and therefore a reconciliation is not available without unreasonable effort.
Non-GAAP Measure Definitions: EBITDA is defined as net income (loss) adjusted to eliminate the impact of interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted with certain items management does not consider in assessing ongoing performance. Management uses adjusted EBITDA to set targets and to assess the performance of the Company. Adjusted gross profit is defined as revenue less cost of services, further adjusted to eliminate items in cost of services that management does not consider in assessing ongoing performance. Adjusted gross profit at the segment level is not considered to be a non-GAAP financial measure as it is our segment measure of profit or loss and is required to be disclosed under GAAP pursuant to ASC 280. Adjusted net income is defined as net income adjusted with certain items management does not consider in assessing ongoing performance. Adjusted net income per share is defined as (i) adjusted net income, (ii) divided by the number of weighted average shares outstanding. Adjusted SG&A is defined as selling, general and administrative expenses adjusted for severance and business divestiture costs, merger/transaction-related costs, and other non-routine items. Free cash flow is defined as the net increase (decrease) in cash and cash equivalents before financing activities, excluding any acquisitions. Net debt is defined as (i) total debt, net of unamortized debt discount and debt issuance costs, (ii) subtracted by cash and cash equivalents.
Forward-Looking Statements and Where to Find Additional Information
This press release and discussion in the conference call described above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. The words “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would,” “plan,” “target,” “predict,” “potential,” “outlook,” and “reflects,” or the negative thereof and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. Statements in this press release or made during the conference call described above that are forward-looking, including guidance for 2022 and beyond and other outlook information (including with respect to the industry in which NexTier conducts its business), statements regarding our future business strategy and plans and objectives of management for future operations and expectation regarding the capabilities and impact of our products and services on our operating results and financial position, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward looking statements are generally accompanied by words such as “may,” "will," “should,” “expect,” “believe,” “plan,” “anticipate,” “could,” “intend,” “target,” “goal,” “project,” “contemplate,” “estimate,” “predict,” “potential,” “outlook,” “reflect,” “forecast,” “future” or “continue” or the negative of these terms or other similar expressions. Any forward-looking statements contained in this presentation or in oral statements made in connection with this presentation speak only as of the date on which we make them and are based upon our historical performance and on current plans, estimates and expectations. These factors and risks include, but are not limited to, (i) the competitive nature of the industry in which NexTier conducts its business, including pricing pressures; (ii) the ability to meet rapid demand shifts; (iii) the ongoing impact of geopolitical conflicts; (iv) the impact of pipeline capacity constraints and adverse weather conditions in oil or gas producing regions; (v) the ability to obtain or renew customer contracts and changes in customer requirements in the markets NexTier serves; (vi) the ability to identify, effect and integrate acquisitions, joint ventures or other transactions; (vii) the ability to protect and enforce intellectual property rights; (viii) the effect of environmental and other governmental regulations on NexTier’s operations; (ix) the effect of a loss of, or interruption in operations of, NexTier of one or more key suppliers, or customers, including resulting from inflation, including as a result of ongoing geopolitical conflicts, COVID-19 resurgence, product defects, recalls or suspensions; (x) the variability of crude oil and natural gas commodity prices; (xi) the market price (including inflation) and timely availability of materials or equipment; (xii) the ability to obtain permits, approvals and authorizations from governmental and third parties; (xiii) NexTier’s ability to employ a sufficient number of skilled and qualified workers; (xiv) the level of, and obligations associated with, indebtedness; (xv) fluctuations in the market price of NexTier’s stock; (xvi) the continued impact of the COVID-19 pandemic (including as a result of the emergence of new variants and strains of the virus) and the evolving response thereto by governments, private businesses or others to contain the spread of the virus and its variants or to treat its impact, and the possibility of increased inflation, travel restrictions, lodging shortages or other macro-economic challenges as the economy emerges from the COVID-19 pandemic; and (xvii) other risks detailed in NexTier’s latest Annual Report on Form 10-K, including, but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our other filings with the Securities and Exchange Commission (“the SEC”), which are available on the SEC website or www.NexTierOFS.com. "Forward-looking statements" also include, among other things, (a) statements about NexTier's ability to participate in any shareholder return program and (b) statements regarding NexTier's business strategy, its business and operation plan, including its ability to execute on its well site integration strategy, and its capital allocation strategy. There may be other factors of which NexTier is currently unaware or deem immaterial that may cause its actual results to differ materially from the forward-looking statements. NexTier assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates, to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as may be required under applicable laws. Investors should not assume that any lack of update to a previously issued "forward-looking statement" constitutes a reaffirmation of that statement. The contents of any website referenced in this presentation are not incorporated herein by reference.
Additional information about the Company can be found in its periodic reports and other filings with the SEC, available at www.sec.gov or www.NexTierOFS.com. The contents of the Company’s website is not incorporated herein by reference.
Investor Contact:
Kenneth Pucheu
Executive Vice President - Chief Financial Officer

Michael Sabella
Vice President - Investor Relations and Business Development
michael.sabella@nextierofs.com

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands, except per share data)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021

Revenue	$896,010	$842,912	$393,164
Operating costs and expenses:
Cost of services	682,683	649,866	$344,637
Depreciation and amortization	56,542	58,794	44,861
Selling, general and administrative expenses	37,415	35,855	37,453
Merger and integration	27,521	23,682	4,752
Gain on disposal of assets	(10,471)	(866)	(1,133)
Total operating costs and expenses	793,690	767,331	430,570
Operating income (loss)	102,320	75,581	(37,406)
Other income (expense):
Other income, net	11,124	1,461	585
Interest expense, net	(7,150)	(7,344)	(6,701)
Total other income (expense)	3,974	(5,883)	(6,116)
Income (loss) before income taxes	106,294	69,698	(43,522)
Income tax expense	(1,560)	(1,240)	(472)
Net income (loss)	$104,734	$68,458	$(43,994)

Net income (loss) per share: basic	$0.43	$0.28	$(0.20)
Net income (loss) per share: diluted	$0.42	$0.27	$(0.20)

Weighted-average shares: basic	244,686	243,969	224,481
Weighted-average shares: diluted	250,821	250,775	224,481

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$250,207	$110,695
Trade and other accounts receivable, net	479,669	301,740
Inventories, net	60,008	38,094
Assets held for sale	—	1,555
Prepaid and other current assets	53,533	55,625
Total current assets	843,417	507,709
Operating lease right-of-use assets	17,487	21,767
Finance lease right-of-use assets	45,262	41,537
Property and equipment, net	636,951	620,865
Goodwill	192,780	192,780
Intangible assets	53,117	64,961
Other noncurrent assets	13,310	7,962
Total assets	$1,802,324	$1,457,581
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$288,293	$190,963
Accrued expenses	287,980	213,923
Customer contract liabilities	23,538	23,729
Current maturities of operating lease liabilities	5,324	7,452
Current maturities of finance lease liabilities	18,261	11,906
Current maturities of long-term debt	13,849	13,384
Other current liabilities	11,277	10,346
Total current liabilities	648,522	471,703
Long-term operating lease liabilities, less current maturities	12,823	20,446
Long-term finance lease liabilities, less current maturities	17,335	26,873
Long-term debt, net of unamortized deferred financing costs and unamortized debt discount, less current maturities	350,986	361,501
Other non-current liabilities	9,732	30,041
Total non-current liabilities	390,876	438,861
Total liabilities	1,039,398	910,564
Stockholders’ equity:
Common stock	2,455	2,420
Paid-in capital in excess of par value	1,113,380	1,094,020
Retained deficit	(359,180)	(541,164)
Accumulated other comprehensive loss	6,271	(8,259)
Total stockholders’ equity	762,926	547,017
Total liabilities and stockholders’ equity	$1,802,324	$1,457,581

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands)

	Three Months Ended
	September 30, 2022	June 30, 2022
Completion Services:
Revenue	$857,751	$801,049
Cost of services	652,021	616,319
Depreciation and amortization and (gain) loss on sale of assets	51,153	51,312
Net income	154,577	133,418
Adjusted gross profit(1)	$205,730	$184,730

Well Construction and Intervention Services:
Revenue	$38,259	$41,863
Cost of services	30,662	33,547
Depreciation and amortization and (gain) loss on sale of assets	(9,692)	2,157
Net income (loss)	17,289	6,159
Adjusted gross profit(1)	$7,597	$8,316

(1)The Company uses adjusted gross profit as its measure of profitability for segment reporting.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Net income (loss)	$104,734	68,458	$(43,994)
Interest expense, net	7,150	7,344	6,701
Income tax expense	1,560	1,240	472
Depreciation and amortization	56,542	58,794	44,861
EBITDA	$169,986	135,836	$8,040
Plus management adjustments:
Acquisition, integration and expansion(1)	$27,521	23,682	$4,752
Non-cash stock compensation(2)	7,119	7,547	7,350
Market-driven costs(3)	—	—	578
Divestiture of business(4)	1,090	905	5,927
(Gain) loss on equity security investment(5)	132	(2,111)	522
Litigation(6)	(179)	416	4,000
Tax audit(7)	—	—	(2,771)
Insurance recovery(8)	(11,044)	—	(723)
Other	138	(390)	88
Adjusted EBITDA	$194,763	$165,885	$27,763

(1)    Represents transaction and integration costs, including earnout payments, related to acquisitions.
(2)    Represents non-cash amortization of equity awards issued under the Company’s Incentive Award Plan.
(3)    Represents market-driven severance, leased facility closures, and restructuring costs incurred as a result of significant declines in crude oil prices resulting from demand destruction from the COVID-19 pandemic and global oversupply.
(4)    Represents bad debt expense on the sale of the Well Support Services segment to, and related to the bankruptcy filing of Basic Energy Services.
(5)    Represents the realized and unrealized (gain) loss on an equity security investment composed primarily of common equity shares in a public company.
(6)    Represents increases in accruals related to contingencies acquired in business acquisitions or exceptional material events.
(7) Represents a reduction of the Company’s accrual related to a tax audits acquired in business acquisitions.
(8) Represents a gain on estimated insurance recovery in excess of book value due to a fire incident.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended September 30, 2022
Selling, general and administrative expenses	$37,415
Less management adjustments:
Non-cash stock compensation	(7,119)
Litigation	179
Divestiture of business	(1,090)
Other	(138)
Adjusted selling, general and administrative expenses	$29,247

Three Months Ended June 30, 2022
Selling, general and administrative expenses	$35,855
Less management adjustments:
Non-cash stock compensation	(7,547)
Litigation	(416)
Divestiture of business	(905)
Other	390
Adjusted selling, general and administrative expenses	$27,377

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Three Months Ended September 30, 2022
	Completion Services	WC&I	Total
Revenue	$857,751	$38,259	$896,010
Cost of services	652,021	30,662	682,683
Gross profit excluding depreciation and amortization	205,730	7,597	213,327
Management adjustments associated with cost of services	—	—	—
Adjusted gross profit	$205,730	$7,597	$213,327

	Three Months Ended June 30, 2022
	Completion Services	WC&I	Total
Revenue	$801,049	$41,863	$842,912
Cost of services	616,319	33,547	649,866
Gross profit excluding depreciation and amortization	184,730	8,316	193,046
Management adjustments associated with cost of services	—	—	—
Adjusted gross profit	$184,730	$8,316	$193,046

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended

September 30, 2022
Net cash provided by operating activities	$163,821

Net cash used in investing activities(1):
Capital expenditures	(58,943)
Proceeds from disposal of assets	26,875
Proceeds from insurance recoveries	825
Net cash used in investing activities	(31,243)

Free cash flow	$132,578
(1) Excludes $27.2 million from the acquisition from Continental Intermodal Group LP.

Three Months Ended

June 30, 2022
Net cash used by operating activities	$117,834

Net cash used in investing activities:
Capital expenditures	(56,859)
Proceeds from disposal of assets	6,401
Proceeds from insurance recoveries	—
Net cash used in investing activities	(50,458)

Free cash flow	$67,376

Three Months Ended

September 30, 2022
Total debt, net of unamortized debt discount and debt issuance costs	$364,835
Cash and cash equivalents	250,207
Net debt	$114,628

Three Months Ended

June 30, 2022
Total debt, net of unamortized debt discount and debt issuance costs	$368,194
Cash and cash equivalents	158,136
Net debt	$210,058

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands, except per share data)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Net income (loss)	$104,734	$68,458	$(43,994)
Plus management adjustments:
Acquisition, integration and expansion(1)	$27,521	$23,682	4,752
Non-cash stock compensation(2)	7,119	$7,547	7,350
Market-driven costs(3)	—	$—	578
Divestiture of business(4)	1,090	$905	5,927
Gain on equity security investment(5)	132	$(2,111)	522
Litigation(6)	(179)	$416	4,000
Tax audit(7)	—	$—	(2,771)
Insurance recovery(8)	(11,044)	$—	(723)
Other	138	$(390)	88
Adjusted net income (loss)	$129,511	$98,507	$(24,271)

Adjusted net income (loss) per share: basic	$0.53	$0.40	$(0.11)
Adjusted net income (loss) per share: diluted	$0.52	$0.39	$(0.11)

Weighted-average shares: basic	244,686	243,969	224,481
Weighted-average shares: diluted	250,821	250,775	224,481

(1)    Represents transaction and integration costs, including earnout payments, related to acquisitions.
(2)    Represents non-cash amortization of equity awards issued under the Company’s Incentive Award Plan.
(3)    Represents market-driven severance, leased facility closures, and restructuring costs incurred as a result of significant declines in crude oil prices resulting from demand destruction from the COVID-19 pandemic and global oversupply.
(4)    Represents bad debt expense on the sale of the Well Support Services segment to, and related to the bankruptcy filing of Basic Energy Services.
(5)    Represents the realized and unrealized (gain) loss on an equity security investment composed primarily of common equity shares in a public company.
(6)    Represents increases in accruals related to contingencies acquired in business acquisitions or exceptional material events.
(7) Represents a reduction of the Company’s accrual related to tax audits acquired in business acquisitions.
(8) Represents a gain on estimated insurance recovery in excess of book value due to a fire incident.